Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces Fourth Quarter and Full Year 2008 Financial Results

Full Year 2008 Highlights

•	Revenue of $120.9 million, up 41.2% from $85.6 million in 2007

•	Pretax income of $36.8 million, up 194.4% from $12.5 million for 2007

•	Net income of $24 million, compared to $6.3 million for 2007

•	Adjusted EBITDA (as defined below) of $51.4 million, up 73.1% from $29.7 million in 2007

•	Billed minutes of 61 billion, an increase of 48.8% over 2007

•	Commenced operations in 36 additional markets

CHICAGO, February 5, 2009 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem interconnection services, today announced its fiscal year 2008 and fourth quarter financial results.

“We believe this year’s strong financial results, achieved amidst an unprecedented economic environment, are a direct reflection of the progress we have made in executing on our strategic growth initiatives,” stated Rian Wren, President and Chief Executive Officer of Neutral Tandem. “We believe that the market opportunities and favorable industry trends that exist currently will continue to present us with attractive prospects to expand our business and bring new products and services to our customers.”

Fourth Quarter Results

Revenue increased 40.7% to $34.9 million for the three months ended December 31, 2008, compared to $24.8 million during the three months ended December 31, 2007. The increase in fourth quarter revenue was primarily related to an increase in the number of minutes carried over our network.

Billed minutes increased 53.4% to 18.1 billion minutes for the three months ended December 31, 2008, compared to 11.8 billion minutes for the three months ended December 31, 2007.

Network and facilities expenses for the three months ended December 31, 2008 were $10.6 million, compared to $8.7 million for the three months ended December 31, 2007. This increase was largely due to greater traffic volumes carried over our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $8 million for the three months ended December 31, 2008, compared to $6.4 million for the three months ended December 31, 2007. The increase primarily resulted from higher employee expenses, including additional headcount associated with our business growth.

Income from operations for the three months ended December 31, 2008 was $11.9 million, or 34.1% of revenue, compared to $6.4 million for the three months ended December 31, 2007, or 25.8% of revenue.

Pretax income for the three months ended December 31, 2008 was $12.1 million, up over 195% from $4.1 million for the three months ended December 31, 2007.

Income tax expense for the three months ended December 31, 2008 was $3.9 million, compared to income tax expense of $2.3 million for the three months ended December 31, 2007. The effective tax rate for the three months ended December 31, 2008 was approximately 32%, compared to an effective tax rate of approximately 56% for the three months ended December 31, 2007.

Net income for the three months ended December 31, 2008 was $8.2 million, or $0.25 per diluted share, compared to $1.8 million, or $0.06 per diluted share, for the three months ended December 31, 2007.

Adjusted EBITDA, a non-GAAP measure, for the three months ended December 31, 2008 was $16.8 million, up 69.7% compared to $9.9 million for the three months ended December 31, 2007. The Adjusted EBITDA margin for the three months ended December 31, 2008 was 48.1%, up from 39.9% for the three months ended December 31, 2007. This increase in Adjusted EBITDA margin was driven by the continued scaling of our operating expenses, as well as network efficiency and optimization efforts. In addition, included in Adjusted EBITDA for the three months ended December 31, 2008 is other expense of $0.6 million related to a write-down of an investment in auction rate securities offset by one time income items totaling $0.6 million. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We expanded our footprint by commencing operations in 9 new markets during the fourth quarter of 2008. We operated in 100 markets as of December 31, 2008, as compared to 64 markets as of December 31, 2007.

Full Year Results

Revenue was $120.9 million for fiscal year 2008, compared to $85.6 million during fiscal year 2007, an increase of 41.2%.

Billed minutes for fiscal year 2008 were 61 billion, up 48.8% from 41 billion minutes during fiscal year 2007.

Network and facilities expenses for fiscal year 2008 were $40.3 million, compared to $30.2 million for fiscal year 2007. This increase was largely due to greater traffic volumes carried over our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $30.9 million during fiscal year 2008, compared to $26.7 million for fiscal year 2007. The increase was primarily due to higher employee expenses, including additional headcount associated with our business growth.

Income from operations for fiscal year 2008 was $35.4 million, or 29.3% of revenue, compared to $17.7 million for fiscal year 2007, or 20.7% of revenue.

Pretax income for fiscal year 2008 was $36.8 million, up 194.4% from $12.5 million during fiscal year 2007.

Income tax expense for fiscal year 2008 was $12.8 million, compared to income tax expense of $6.2 million for fiscal year 2007. The effective tax rate during fiscal year 2008 was approximately 35%, compared to an effective tax rate of approximately 50% for fiscal year 2007.

Net income was $24 million for fiscal year 2008, or $0.72 per diluted share, compared to $6.3 million, or $0.24 per diluted share during fiscal year 2007.

Adjusted EBITDA, a non-GAAP measure, for fiscal year 2008 was $51.4 million, up approximately 73.1% compared to $29.7 million during fiscal year 2007. The Adjusted EBITDA margin for fiscal year 2008 was 42.5%, up from 34.7% for fiscal year 2007. Included in Adjusted EBITDA for fiscal year 2008 is the impairment of fixed assets of $0.2 million and other expenses totaling $1.1 million, partially offset by one time income items totaling $0.6 million. The other expense of $1.1 million consists of $0.5 million incurred in connection with our follow-on offering in 2008 and a $0.6 million write down related to an investment in auction rate securities. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

Business Outlook

Neutral Tandem’s forecasts are based on actual results for the full year 2008, and management’s current belief about minute-based revenue trends, expenses, and the competitive environment.

Neutral Tandem estimates:

•	Revenue for the full year of 2009 is expected to be between $151 million and $158 million.

•	Adjusted EBITDA, a non-GAAP financial measure, for the full year of 2009 is expected to be between $66 million and $70 million.

•	Billed minutes for the full year of 2009 are estimated to be between 81 billion and 85 billion minutes.

•	Capital expenditures for the full year of 2009 are expected to be between $18 million and $20 million.

•	Operations to commence in 30 new markets during the full year of 2009.

Wren concluded, “I am very pleased with the excellent results for 2008. Neutral Tandem’s performance demonstrates the success of our balanced approach to pursue new growth opportunities and manage resources to implement our strategic initiatives. We believe that the scalability of our business model, the strength of our service offerings and the commitment to meet our customers’ needs will continue to drive the development of Neutral Tandem.”

Webcast and Conference Call

A webcast and conference call will be held today, February 5, 2009 at 10:00 a.m. Eastern Time. A live webcast of the conference call as well as a replay will be available online on the company’s corporate website at www.neutraltandem.com. Participants can also access the call by dialing 800-240-2430 (within the United States and Canada), or 303-262-2137 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until approximately 11:59 p.m. (CST) on March 7, 2009. To access the replay, dial 800-405-2236 (within the United States and Canada), or 303-590-3000 (international callers) and enter the conference ID number: 11125691#.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation affecting the telecommunications industry; technological developments; the effects of competition; natural or man-made disasters; the impact of current or future litigation; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; and other important factors included in Neutral Tandem’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2007 and Quarterly Reports on form 10-Q for the periods ended June 30, 2008 and September 30, 2008, respectively. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband telephony companies. Founded in 2003, Neutral Tandem facilitates inter-carrier communications with a cost-effective alternative to the Incumbent Local Exchange Carrier (ILEC) network. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of December 31, 2008, Neutral Tandem was capable of connecting approximately 391 million telephone numbers assigned to carriers. Telephone numbers assigned to a carrier may not necessarily be assigned to, and in use by, an end user. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The consolidated balance sheets and statement of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenue	$34,944	$24,815	$120,902	$85,555

Operating Expense:
Network and facilities expense (excluding depreciation and amortization)	10,616	8,746	40,327	30,163
Operations	4,444	3,802	16,929	15,536
Sales and marketing	479	535	1,940	1,770
General and administrative	3,091	2,053	12,104	9,426
Depreciation and amortization	4,376	3,310	14,023	11,076

Impairment of fixed assets	—	—	195	—

Gain on disposal of fixed assets	(11)	(6)	(11)	(144)

Total operating expense	22,995	18,440	85,507	67,827

Income from operations	11,949	6,375	35,395	17,728

Other (income) expense
Interest expense, including debt discount of $22, 32, 95 and $139 respectively	167	350	924	1,668

Interest income	(907)	(682)	(3,474)	(1,321)

Other expense	581	—	1,131	—
Change in fair value of warrants	—	2,607	—	4,919

Total other (income) expense	(159)	2,275	(1,419)	5,266

Income before income taxes	12,108	4,100	36,814	12,462
Provision for income taxes	3,919	2,293	12,794	6,204

Net income	$8,189	$1,807	$24,020	$6,258

Net income per share:
Basic	$0.25	$0.09	$0.76	$0.68

Diluted	$0.25	$0.06	$0.72	$0.24

Weighted average number of shares outstanding:

Basic	32,277	20,907	31,790	9,248

Diluted	33,379	30,416	33,236	26,378

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	December 31, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$110,414	$112,020
Receivables	16,785	12,104
Deferred tax asset-current	3,003	2,242
Other current assets	1,795	1,016

Total current assets	131,997	127,382
Property and equipment—net	45,266	37,410
Restricted cash	440	419
Investments and other assets	18,802	805

Total assets	$196,505	$166,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$258	$575
Accrued liabilities:
Circuit cost	3,358	5,694
Rent	1,183	1,163
Payroll and related items	952	1,692
Other	2,192	2,768
Current installments of long-term debt	2,961	4,384

Total current liabilities	10,904	16,276
Other liabilities	191	527
Deferred tax liability-noncurrent	5,309	2,095
Long-term debt —excluding current installments	235	3,196

Total liabilities	16,639	22,094
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding December 31, 2008 and December 31, 2007	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 32,357,383 shares and 30,832,939 shares issued and outstanding at December 31, 2008 and December 31, 2007, respectively	32	32
Warrants	—	6,920
Additional paid-in capital	151,733	132,889
Accumulated earnings	28,101	4,081

Total shareholders’ equity	179,866	143,922

Total liabilities and shareholders’ equity	$196,505	$166,016

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2008	2007
Cash Flows From Operating Activities:
Net income	$24,020	$6,258
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	14,023	11,076
Deferred tax	2,453	526
Impairment of fixed assets	195	—
Gain on disposal of fixed assets	(11)	(144)
Non-cash share-based compensation	3,067	906
Amortization of debt discount	95	139
Changes in fair value of warrants	—	4,919
Changes in fair value of auction rate securities	1,957	—
Change in fair value of rights agreement	(1,376)	—
Tax benefit associated with stock option exercise	(7,600)	—
Changes in assets and liabilities:
Receivables—net	(4,681)	(4,228)
Other current assets	(844)	(150)
Other noncurrent assets	247	174
Accounts payable	(25)	(671)
Accrued liabilities	3,534	5,228
Noncurrent liabilities	98	108

Net cash flows from operating activities	35,152	24,141

Cash Flows From Investing Activities:
Purchase of equipment	(22,301)	(20,149)
Proceeds from sale of equipment	11	224
Increase in restricted cash	(21)	(22)
Purchase of investments	(25,150)	—
Sale of investments	6,325	—

Net cash flows from investing activities	(41,136)	(19,947)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	1,257	1,924
Proceeds from the issuance of common shares, net of issuance cost	—	91,279
Tax benefit associated with stock option exercise	7,600	—
Principal payments on long-term debt	(4,479)	(5,461)

Net cash flows from financing activities	4,378	87,742

Net Increase In Cash And Cash Equivalents	(1,606)	91,936
Cash And Cash Equivalents—Beginning	112,020	20,084

Cash And Cash Equivalents—End	$110,414	$112,020

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$1,022	$1,258

Cash paid for taxes	$3,264	$3,385

Cash refunded for taxes	$—	$542

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$171	$463

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate the change in the fair value of warrants and non-cash share based compensation. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense and the change in fair value of warrants and non-cash share based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007	2009 (1)
Net income	$8,189	$1,807	$24,020	$6,258	$31,800
Interest expense (income), net	(740)	(332)	(2,550)	347	(2,500)
Provision for income taxes	3,919	2,293	12,794	6,204	18,500
Depreciation and amortization	4,376	3,310	14,023	11,076	15,000

EBITDA	$15,744	$7,078	$48,287	$23,885	$62,800
Non-cash share-based compensation	1,040	239	3,067	906	5,200
Change in fair value of warrants	—	2,607	—	4,919	—

Adjusted EBITDA	$16,784	$9,924	$51,354	$29,710	$68,000

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the guidance range announced in this press release.